Exhibit 99.1


        Integrated Performance Systems Announces First Quarter Results


 DALLAS, January 26, 2006/ Integrated Performance Systems, Inc.  (PinkSheets:
 IPFS.PK) (the "Company"), a printed circuit board and electronics component manufacturer, announced results for its first quarter ending October 31, 2005.

 First quarter 2006 net sales increased 19% to $8.0 million, compared to $6.8 million for the first quarter 2005. The first quarter 2006 increase is a result of sales generated primarily by the addition of military customers acquired through the merger with Best Circuit Boards, Inc. in November 2004 and by an increase in sales to our core customers. The Company is continuing to see growth within the military segment and expects this trend to continue through the next several quarters.

 Gross profit increased to 22% for the first quarter 2006 versus 15% for the first quarter 2005. The increase is attributable to the improved capacity utilization related to the increase in sales which results in fixed costs being spread over a larger number of units produced. This increase is also attributable to a higher margin sales mix which includes a higher demand for premium services, primarily quick-turn orders.

 Selling, general and administrative expense increased to approximately $1.2 million for the first quarter 2006 from $800,000 in 2005. The increases are primarily related to an increase in administrative and accounting personnel to provide the support mechanisms and corporate infrastructure required to effectively manage and grow our operations, and additional accounting, legal and other professional fees related to (1) the ongoing integration of the merged entities, and (2) filing and reporting as a public entity.

 Net income for the first quarter 2006 was $216,319, compared to $150,621 for the first quarter 2005. The increase is attributable to increase in gross margin offset by the increased general and administrative costs as described above.

 The Company's Chief Financial Officer Brad Peters said, "We are pleased with the increase in sales that has resulted from expanding our product lines, increasing penetration into our existing accounts and new customers acquired through the merger between the Company and Best Circuit Boards, Inc. We are also extremely pleased with the increase in gross margin, especially considering the pricing pressures that are being experienced in our industry." Peters further commented, "We are effectively complete with the integration of our acquisition and expect to more fully realize the opportunities to sell into the military market and further penetrate the new customer base over the next several quarters. We continue to focus on increasing shareholder value with an emphasis on reducing our operating costs, improving our core business and by pursuing numerous revenue-generating opportunities."

 Integrated Performance Systems manufactures complex multi-layer printed circuit boards utilizing the Company's proprietary technologies, global supply chain management expertise and manufacturing capabilities. The Company provides its customers with integrated manufacturing solutions that encompass all stages of an electronic product's life cycle, from prototype through volume production. The Company's customers include original equip-ment manufacturers and electronic manufacturing service providers that serve rapidly growing segments of the electronics industry. Additional corporate information is available on the Internet at http://www.lonestarcircuits.com


 Forward-Looking Statements: Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include our expectations, plans and projections, including statements concerning expected income and expenses and the adequacy of our sources of cash to finance current and future operations, which may or may not materialize and which are subject to various risks and uncertainties. Factors which could cause actual results to materially differ from our expectations include the following: general economic conditions and growth in the high tech industry; competitive factors and pricing pressures; changes in product mix; the timely development and acceptance of new products; the effects of the contingencies described herein; the availability of capital; loss of key suppliers, significant customers or key management personnel; payment defaults by our customers; limitations upon financial and operating flexibility due to the terms of our indebtedness; changes in our business strategy or development plans; and the risks described from time to time in our other filings with the Securities and Exchange Commission. The words "may," "will," "plans," "believes," "expects," "projects," "targets," "anticipates," "estimates," "continue," "intend" and similar expressions are intended to identify forward-looking statements. These forward-looking statements speak only as of the date of this release, and we have based our forward-looking statements on our current assumptions and expectations about future events. We have expressed our assumptions and expectations in good faith, and we believe there is a reasonable basis for them. However, we cannot assure you that our assumptions and expectations will prove to be accurate. We expressly disclaim any obligation or undertaking to release publicly any updates or change in our expectations or any change in events, conditions or circumstances on which any such statement may be based, except as may be otherwise required by the securities laws.

 CONTACT: Brad Peters (214) 291-1452